Exhibit 99.1

PLAN OF CONVERSION
OF
FLIR SYSTEMS, INC.

Dated May 12, 2020

1.    TERMS AND CONDITIONS

1.1    Conversion. Upon the terms and subject to the conditions of this Plan of Conversion and in accordance with the laws of Delaware and Oregon, FLIR Systems, Inc., an Oregon corporation (“FLIR Oregon”), shall be converted from an Oregon corporation to a Delaware corporation (the “Conversion”).

1.2    Effect of Conversion. Upon the completion of the Conversion, FLIR Systems, Inc., a Delaware corporation (“FLIR Delaware”), shall be deemed to be the same entity as FLIR Oregon for all purposes under Delaware law.

1.3    Filings; Effective Times. The officers and agents of FLIR Oregon shall cause the Conversion to be completed by filing (i) a Certificate of Conversion with the Delaware Secretary of State, together with the Certificate of Incorporation of FLIR Delaware, a copy of which is attached hereto as Exhibit A (the “Delaware Certificate of Incorporation”), and (ii) Articles of Conversion with the Oregon Secretary of State. The effective time of the conversion shall be the date and time of the Delaware filing or at such later time as shall be set forth in the Certificate of Conversion and the Certificate of Incorporation (the “Effective Time”).

1.4    Succession. At the Effective Time, FLIR Delaware shall succeed to all of the rights and property of FLIR Oregon and become subject to all the liabilities of FLIR Oregon, and from and after the Effective Time the Conversion shall have all the other effects set forth in this Plan of Conversion, the filed Delaware Certificate of Conversion, the filed Oregon Articles of Conversion and the laws of the states of Delaware and Oregon.

1.5    Conversion of Capital Stock. At the Effective Time, each share of common stock, $0.01 par value, and preferred stock, $0.01 par value, of FLIR Oregon outstanding immediately prior to the Effective Time shall, by virtue of the Conversion, be converted into and deemed to be one (1) issued and outstanding, fully paid and nonassessable share of common stock, $0.01 par value per share, and one issued and outstanding, fully paid and nonassessable share of preferred stock, $0.01 par value per share, respectively, of FLIR Delaware, without any action required on the part of FLIR Oregon or FLIR Delaware (other than the filings as set forth above in Section 1.3) or any holder of common stock or preferred stock of FLIR Oregon.

2.    CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1    Certificate of Incorporation and Bylaws. The Delaware Certificate of Incorporation shall be filed together with the Delaware Certificate of Conversion. As promptly as practicable following the Effective Time, the Board of Directors of FLIR Delaware shall adopt the Bylaws of FLIR Delaware as attached hereto as Exhibit B.

2.2    Directors and Officers. The directors and officers of FLIR Oregon at the Effective Time shall be the initial directors and officers of FLIR Delaware, and shall continue to serve as directors and officers in accordance with the Certificate of Incorporation and Bylaws of FLIR Delaware until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.    MISCELLANEOUS

3.1    Termination. This Plan of Conversion may be terminated and the Conversion abandoned at any time before the completion of the Conversion if the Board of Directors of FLIR Oregon determines to abandon this Plan of Conversion.

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IN WITNESS WHEREOF, the undersigned hereby approves and consents to this Plan of Conversion pursuant to Section 265 of the Delaware General Corporation Law and Section 60.470 et seq. of the Oregon Business Corporation Act as of the date first set forth above.

FLIR SYSTEMS, INC.

By: /s/ Sonia Galindo
Name: Sonia Galindo
Title: Senior Vice President, General Counsel & Secretary